UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 5, 2006

Commission File Number 1-6227

LEE ENTERPRISES, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	42-0823980
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa 52801

(Address of Principal Executive Offices)

(563) 383-2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Asset Purchase Agreements

On September 7, 2006, Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), announced it has entered into definitive agreements to sell its stand-alone publishing and commercial printing operations in the Pacific Northwest.

The Company has entered into the following definitive agreements:

•	An Asset Purchase Agreement dated September 6, 2006 by and among the Company, Lee Procurement Solutions Co., an Iowa corporation and an indirect wholly-owned subsidiary of the Company (“Lee Procurement”), and Sound Publishing, Inc., a Washington corporation (“Sound”) and an indirect subsidiary of Black Press, Ltd., a British Columbia company, in connection with the sale of the Little Nickel and Nickel Classifieds and related websites, based in Seattle, Washington and Portland, Oregon and related commercial printing operations, for cash and the assumption of certain liabilities by Sound; and

•	An Asset Purchase Agreement dated September 5, 2006 by and among the Company, Lee Procurement, and Target Media Partners Operating Company, LLC, a Delaware limited liability company (“Target Media”), of which Target Media Partners, a Delaware corporation, is the managing member, in connection with the sale of the Company’s 19 advertising publications, related websites and a commercial printing operation based in Spokane, Washington, for cash and the assumption of certain liabilities by Target Media.

Each Asset Purchase Agreement with Sound and Target Media provides for customary representations, warranties and covenants by the Company and Lee Procurement and Sound or Target Media, as the case may be, including (i) that the businesses and related assets being sold be operated in the ordinary course of business prior to the consummation of the sales, (ii) that completion of each sale is subject to various conditions, including the absence of a material adverse effect on the business being sold, accuracy of representations and warranties, compliance with covenants and certain other customary conditions, (iii) certain termination rights for both the Company and Lee Procurement and each of Sound and Target Media, as the case may be, and (iv) certain indemnification rights, subject to customary conditions and limitations, in favor of the Company and Lee Procurement or each of Sound and Target Media, as the case may be, for breaches of representations, warranties and covenants by the Company and Lee Procurement or each of Sound and Target Media, as the case may be.

Also, on September 5, 2006, the Company and Lee Procurement consummated the sale of its twice-weekly newspaper, the Newport News-Times, based in Newport, Oregon, under the terms of an Asset Purchase Agreement dated September, 1, 2006 with News Media Corporation, as more fully described in the Company’s news release furnished as Exhibit 99.1 to this Current Report on Form 8-K attached to this Form 8-K.

Item 8.01. Other Events.

On September 7, 2006, the Company issued a news release announcing that the Company and Lee Procurement and each of Sound and Target Media have entered into definitive agreements for the sale by the Company of certain publications and commercial printing operations to each of Sound and Target Media. Also, the Company’s news release announced the consummation of the sale of a twice-weekly newspaper in Oregon and its intention to sell its smallest stand-alone daily newspaper, The Daily News, based in Rhinelander, Wisconsin. The full text of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K attached to this Form 8-K.

For the last 12 months ended July 2006, the Pacific Northwest properties had revenue totaling $38,169,000. The sales proceeds, which total approximately $51 million, result in a multiple of about 5 times operating cash flow of $10,350,000.

Operating cash flow, which is defined as operating income before depreciation, amortization and equity in net income of associated companies, represents a non-GAAP financial measure. Operating income for the Pacific Northwest properties for last 12 months ended July 2006, which is the most directly comparable financial measure under generally accepted accounting principles, was $9,284,000 and depreciation and amortization for the period totals $1,066,000.

The Company believes that operating cash flow is important to analysts and investors in evaluating the impact of the sale of Pacific Northwest properties on the Company’s future operating cash flows.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	News Release issued by Lee Enterprises, Incorporated, dated September 7, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: September 7, 2006	By:	/s/ Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer, and Treasurer

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INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by Lee Enterprises, Incorporated dated September 7, 2006.

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